Exhibit 10.7

                            FIRST INDIANA CORPORATION
                        REVISED 2003-05 INCENTIVE PROGRAM

1.    Recitations.

      1.1. This Revised 2003-05 Incentive Program ("Revised Program") is established pursuant to the First Indiana Corporation 2004 Executive Compensation Plan (the "2004 ECP").

      1.2. The 2004 ECP was adopted and replaced the First Indiana Corporation Long-Term Management Performance Plan (the "1997 LTMPP") effective October 20, 2004.

      1.3. The Revised Program continues, modifies and replaces the incentive program that was established pursuant to the 1997 LTMPP for the three-year period ending December 31, 2005 (the "2003-05 LTIP").

      1.4. The Compensation Committee has determined that Participants in the Revised Program who were participants in the 2003-05 LTIP should have the opportunity to earn the same amounts and benefits under the Revised Program that they could have earned under the 2003-05 LTIP but that such compensation should be subject to the terms and conditions of the Revised Program and the 2004 ECP instead of those of the 2003-05 LTIP and the 1997 LTMPP.

2.    Awards to Group A Participants.

      2.1. Marni McKinney, Robert H. McKinney and Robert H. Warrington are the designated Group A Participants under the Revised Program.

      2.2.  Restricted Stock Awards.

            2.2.1. Restricted stock awards are made to the Group A Participants as follows:

                    Name                               No. of Shares

                    Marni McKinney
                    Robert H. McKinney
                    Robert H. Warrington

            2.2.2. The restricted stock awards under this Section 2.2 are made pursuant to the 2004 ECP and the 2002 Stock Incentive Plan and are contingent on the attainment of the basic performance targets established under the 2004 ECP for purposes of the Revised Program. The award to Robert H. Warrington is contingent also on his continued service through December 31, 2006.

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            2.2.3.  The restricted stock awards to Marni McKinney and Robert H.
                    McKinney pursuant to this Section 2.2 continue, modify and replace the awards made to them pursuant to the 2003-05 LTIP and are made on the condition that they enter into amended restricted stock agreements pursuant to which they consent to such modification and replacement and agree that the restricted stock issued to them pursuant to the 2003-05 LTIP, in addition to being subject to the 2002 Stock Incentive Plan, shall be subject to the terms of the 2004 ECP and the Revised Program in lieu of being subject to the 1997 LTMPP and the 2003-05 LTIP.

      2.3.  Deferred Shares Award.

            2.3.1. An award of 12,000 deferred shares is made to Robert H. Warrington pursuant to the 2004 ECP, contingent on his continued service through December 31, 2006 and the attainment of the extra achievement performance targets established under the 2004 ECP for purposes of the Revised Program.

      2.4. The Compensation Committee has determined that each of the designated Group A Participants is or is likely to become a Covered Employee for purposes of the 2004 ECP. Accordingly, the awards to Group A Participants under this Section 2 are subject to Section 6.3 of the 2004 ECP and shall vest only if and when the Compensation Committee determines and certifies that the applicable performance goals were met.

      2.5. Inasmuch as the designated Group A Participants are employees of the Corporation, the awards to them under this Section 2 are made by the Corporation, and the settlement of such awards shall be made by and at the expense of the Corporation.

3.    Awards to Group B Participants.

      3.1.  ______________ and _______________ are the designated Group B
            Participants under the Revised Program.

      3.2. Each Group B Participant is awarded a bonus equal to up to 50% of his or her average annual rate of base salary during the 2003-05 performance period contingent on his continued service through December 31, 2005 and the attainment of the base level performance targets established under the 2004 ECP for purposes of the Revised Program.

      3.3.  The awards under this Section 3 to ______________ and ______________
            continue, modify and replace the awards made to them pursuant to the 2003-05 LTIP and are made on the condition that they consent in writing to such modification and replacement.

      3.4. The Compensation Committee has determined that ______________ and __________________ are, or are likely to become, Covered Employees for


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            purposes of the 2004 ECP. Accordingly, the awards to them under this
            Section 3 shall be subject to Section 6.3 of the 2004 ECP and shall vest only if and when the Compensation Committee determines and certifies that the applicable performance goals were met.

      3.5. The designated Group B Participants are employees of the Bank. Accordingly, the awards to them under this Section 3 are made by the Bank, and the settlement of such awards shall be made by and at the expense of the Bank.

4.    Miscellaneous.

      4.1. Pro Rata Awards. The base level and extra achievement level performance targets established under the 2004 ECP for purposes of the Revised Program are set forth as ranges, with each having a minimum and a maximum. In each case, if the maximum or more than the maximum is attained, the full award vests. If the minimum or less than the minimum is attained, no part of the award vests. If more than the minimum and less than the maximum is attained, a pro rata portion of the award vests.

      4.2. Earnings Adjustments. In establishing the performance targets for purposes of the Revised Program, the Compensation Committee took into account the anticipated effect on the Corporation's 2004 and 2005 diluted earnings per share of the Corporation's 2004 restructuring plan. However, in establishing such targets, the Compensation Committee did not take into account the impact on such earnings of the anticipated change in the accounting rules relating to the expensing of stock options. Accordingly, for purposes of the Revised Program, the Corporation's 2004 and 2005 diluted earnings per share will not be adjusted in respect of the effect thereon of implementing the Corporation's 2004 restructuring plan but will be adjusted in respect of the effect thereon of such accounting rule change.

      4.3. Shareholder Approval. The 2004 ECP was adopted subject to shareholder approval. If the shareholders of the corporation fail to approve the 2004 ECP (as the same may be amended prior to or in connection with its submission to the shareholders for approval) at or before the 2005 annual meeting, the 2004 ECP, the Revised Program and all awards made or continued pursuant to the 2004 ECP, including those made or continued under the Revised Program, shall be null and void.


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